Exhibit (a)(1)(F)
JOS. A. BANK CLOTHIERS ANNOUNCES COMMENCEMENT
OF TENDER OFFER TO REPURCHASE UP TO $300.0 MILLION IN VALUE
OF SHARES OF ITS COMMON STOCK AT PRICE OF $65.00 PER SHARE
Hampstead, Md. (Feb. 19, 2014) — (GLOBE NEWSWIRE) JoS. A. Bank Clothiers, Inc. (Nasdaq: JOSB) (“Jos. A. Bank” or the “Company”) today announced that it has commenced a tender offer to purchase up to $300.0 million in value of shares of its common stock at a price of $65.00 per share. The closing price of the Company’s common stock on February 18, 2014 was $54.20 per share.
The tender offer will expire at 12:00 Midnight, New York City time, on Tuesday, March 18, 2014, unless extended by the Company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that is being distributed to stockholders, including the consummation of the previously announced acquisition of Everest Holdings LLC (“Everest”), the parent company of Eddie Bauer.
On the terms and subject to the conditions of the tender offer, stockholders of the Company will have the opportunity to tender some or all of their Shares at a price of $65.00 per share. If stockholders properly tender and do not properly withdraw more than an aggregate of up to $300.0 million in value of shares, all shares tendered will be purchased on a pro rata basis, subject to the conditional tender offer provisions described in the Offer to Purchase that is being distributed to stockholders. Stockholders whose shares are purchased in the tender offer will be paid $65.00 per share, net in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer period.
The Company expects to fund the tender offer with cash on hand. None of the Company’s directors or executive officers or Everest Topco LLC, the owner of Everest and a portfolio company of Golden Gate Capital, will participate in the tender offer.
Goldman, Sachs & Co. will serve as dealer manager for the tender offer. Innisfree M&A Incorporated will serve as information agent for the tender offer and Continental Stock Transfer & Trust Company, Jos. A. Bank’s transfer agent, will serve as the depositary for the tender offer. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of the common stock of the Company.
None of the Company, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendations to stockholders as to whether to tender or refrain from tendering their Shares into the tender offer. Stockholders must make their own decisions as to how many shares they will tender, if any. In so doing, stockholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal.
TENDER OFFER STATEMENT
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF JOS. A. BANK’S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE COMPANY WILL SHORTLY BE FILING WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CALLING Innisfree M&A Incorporated, THE INFORMATION AGENT FOR THE TENDER OFFER, AT THE TELEPHONE NUMBERS SET FORTH BELOW. Stockholders

and investors who have questions or need assistance may call Goldman, Sachs & Co. direct at (212) 902-1000 or toll-free at (800) 323-5678 or INNISFREE M&A INCORPORATED toll-free at (888) 750-5834 or (212) 750-5833.
About the Company
Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation’s leading designers, manufacturers, retailers and direct marketers of men’s classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ under the symbol “JOSB.” On February 13, 2014, Jos. A. Bank entered into an agreement to purchase Everest, the parent company of Eddie Bauer. Subject to adjustment as described in the Offer to Purchase, the aggregate consideration payable by Jos. A. Bank under the agreement is $545.0 million in cash and five million shares of common stock of the Company, payable upon the closing of the transaction. As discussed above, the tender offer is conditioned upon the closing of such acquisition.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost control, market conditions, liquidity and financial condition. These statements also include assumptions about our previously announced proposed acquisition of Everest by Jos. A. Bank (including its advantages and disadvantages, potential synergies, results, effects and timing) that may or may not be realized.
Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with domestic and international economic activity, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton) and other production inputs (such as labor costs), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors.
Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, “Risk Factors,” in the Jos. A. Bank Annual Report on Form 10-K for the fiscal year ended February 2, 2013, the Jos. A. Bank Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, the Jos. A. Bank Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, the Jos. A. Bank Quarterly Report on Form 10-Q for the quarter ended November 2, 2013 and other reports filed by Jos. A. Bank with the SEC. Please read our “Risk Factors” and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise, except to the extent required by applicable law, including the requirements of Rule 14d-9(c) under the Securities and Exchange Act of 1934, as amended and Schedule 14D-9. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.
ADDITIONAL INFORMATION
This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of Jos. A. Bank commenced by The Men’s Wearhouse, Inc. and Java Corp., Jos. A. Bank has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Any solicitation/recommendation statement filed by Jos. A. Bank that is required to be mailed to stockholders will be mailed to stockholders of Jos. A. Bank. INVESTORS AND STOCKHOLDERS OF

JOS. A. BANK ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the solicitation/recommendation statement and other documents (when available) filed with the SEC by Jos. A. Bank free of charge through the website maintained by the SEC at www.sec.gov. In addition, the solicitation/recommendation statement and other materials related to Men’s Wearhouse’s unsolicited proposal may be obtained from Jos. A. Bank free of charge by directing a request to Jos. A. Bank’s Investor Relations Department, Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, MD 21074, 410.239.5900.
CONTACTS:
Media:
Thomas Davies/Molly Morse
Kekst and Company
212-521-4873/212-521-4826
thomas-davies@kekst.com
molly-morse@kekst.com
Investment Community:
David E. Ullman
EVP/CFO
410-239-5715